EXHIBIT 10.31

                               SECOND AMENDMENT TO
                IMS HEALTH INCORPORATED SAVINGS EQUALIZATION PLAN

                         Effective as of October 1, 1999

     1. The first sentence of Article I of the IMS Health Incorporated Savings Equalization Plan (the "Plan") is hereby amended to read in its entirety as follows:

          "The purpose of the IMS Health Incorporated Savings Equalization Plan (the "Plan") is to provide a means of equalizing the benefits of those employees participating in the IMS Health Incorporated Savings Plan (the "401(k) Plan") whose matching contributions under the 401(k) Plan are or will be limited by the application of Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended (the "Code"), or by reason of the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan."

     2. Article III of the Plan is hereby amended to read in its entirety as follows:

     "III. Participation in the Plan

          All members of the 401(k) Plan shall be eligible to participate in this Plan whenever their benefits under the 401(k) Plan as from time to time in effect would exceed the limitations on benefits and contributions imposed by Sections 401(a)(17) or 415 of the Code or would be limited by reason of the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan. For purposes of this Plan, benefits of a participant in this Plan shall be determined as though no provisions were contained in the 401(k) Plan incorporating limitations imposed by Sections 401(a)(17) or 415 of the Code or excluding from the definition of Compensation amounts deferred under any nonqualified deferred compensation plan."

     3. Article IV of the Plan is hereby amended to read in its entirety as follows:

     "IV. Equalized Benefits

          If member participating contributions or Company contributions to the 401(k) Plan for any calendar year are limited by reason of the application of Sections 401(a)(17) or 415 of the Code or the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan, the Corporation shall pay the

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          participant, on or about March 1st of the following year, an amount equal to:

          (1) the Company matching contributions that otherwise would have been credited to such participant's account under the 401(k) Plan if the limitations imposed by Sections 401(a)(17) and 415 of the Code and the exclusion from the definition of Compensation under the 401(k) Plan of amounts deferred under any nonqualified deferred compensation plan did not apply, plus

          (2) an interest factor equal to one-half of the annual return which would have been received by the participant had such payment been invested eighty percent (80%) in the Special Fixed Income Fund (Fund C) of the 401(k) Plan and twenty percent (20%) in the BZW Equity Index Fund (Fund A) of the 401(k) Plan during the year, less

          (3)  any applicable withholding taxes."

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